EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	John A. Riley, III
President and Chief Executive Officer
Telephone:	(256) 734-1740

CULLMAN BANCORP, INC.
ANNOUNCES PAYMENT OF ANNUAL CASH DIVIDEND OF $0.12 PER SHARE

Cullman, Alabama, January 17, 2023 — Cullman Bancorp, Inc. (the “Company”) (Nasdaq: CULL), the holding company for Cullman Savings Bank, announced that the Company has declared the payment of an annual cash dividend.  The dividend of $0.12 per share will be paid on February 22, 2023 to stockholders of record as of February 1, 2023.

John A. Riley, III, President and Chief Executive Officer of the Company, stated “This dividend reflects our ongoing commitment to delivering stockholder value. We look forward to continuing to provide such value in the future.”

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: the effects of any pandemic disease, natural disaster, war, act of terrorism, accident, or similar action or event; those related to the real estate and economic environment, particularly in the market areas in which the Company operates; inflation; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above or other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Cullman Bancorp, Inc.
The Company is a Maryland corporation based in Cullman, Alabama. The Company’s banking subsidiary, Cullman Savings Bank, opened in 1887 and currently operates three full-service offices in Cullman, Alabama and one full-service office in Hanceville, Alabama.